Exhibit 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports Second Quarter 2013 Results

Revenues of $212 million with Adjusted Earnings per Share of $0.80

ALPHARETTA, GEORGIA — August 7, 2013 — Neenah Paper, Inc. (NYSE:NP) today reported adjusted earnings from continuing operations of $0.80 per diluted common share in the second quarter of 2013 compared with $0.85 per share in the second quarter of 2012. Excluding adjustments, GAAP earnings in the second quarter were $0.77 per diluted common share in both periods. Adjusted earnings excluded costs of $0.03 per share in 2013 primarily for refinancing the Company’s senior notes. In 2012, adjusted earnings excluded costs of $0.08 per share to integrate acquired brands. Adjusted earnings are reconciled to comparable GAAP figures later in this release.

For the second quarter, net sales of $212.3 million in 2013 were up slightly compared to 2012 as increased Fine Paper sales offset lower sales of Other products. Operating income of $22.6 million in 2013 compared to $22.0 million in the prior year as increases in Fine Paper similarly offset lower operating income from Other products. Net income of $12.8 million in 2013 compared to $12.7 million in the prior year and reflected higher operating income and lower interest expense partly offset by a higher effective tax rate.

“We are pleased with results in the quarter as we continue to see meaningful benefits from optimization of our expanded Fine Paper business and solid performance in Technical Products, anchored by filtration, our largest category,” said John O’Donnell, Chief Executive Officer. “Our earnings, coupled with improved working capital efficiencies, translated into $28 million of cash from operations in the quarter. This cash flow generation and an even stronger balance sheet following our recent debt refinancing have allowed us to increase our cash returns to shareholders while continuing to pursue opportunities that deliver added value.”

Quarterly Segment and Other Financial Results

Technical Products net sales were $105.8 million in the second quarter of 2013 compared with $106.9 million in the prior year period. While sales increased for filtration, tape and labels, declines in industrial and other products offset these gains and reflected weaker economic conditions outside the US. The net decline in volume offset benefits in 2013 from a higher value mix and currency translation.

Operating income for Technical Products of $11.9 million in the second quarter of 2013 compared with $12.3 million in the second quarter of 2012. The change in income reflected increased manufacturing costs and lower sales volumes in 2013 that were largely offset by a higher value mix of products sold and decreased selling, administrative and other expenses.

Fine Paper net sales of $100.0 million in the second quarter of 2013 compared with prior year sales of $96.3 million. Higher sales in 2013 resulted from acquired brands, growth in luxury packaging and a higher value mix of products sold. These items more than offset lower sales of non-branded business.

Operating income of $15.5 million in the second quarter of 2013 compared to $13.3 million in 2012. After excluding $0.1 million and $1.9 million respectively in 2013 and 2012 for costs to integrate acquired brands, operating income increased from $15.2 million in 2012 to $15.6 million in 2013 as a result of growth in higher value products and improved manufacturing efficiencies, which combined more than offset higher input prices and increased selling and distribution costs.

Unallocated Corporate and Other includes unallocated corporate costs and results from acquired non-premium paper grades. Unallocated corporate costs were $4.2 million in the second quarter of 2013 and $4.2 million in the prior year period. After excluding $0.7 million in 2013 for early debt retirement and pension settlement costs, and $0.2 million in 2012 for early debt retirement costs, unallocated costs were $0.5 million lower in 2013. Sales of acquired non-premium grades were $6.5 million in 2013, with an operating loss of $0.6 million; in 2012, sales were $8.5 million, with operating income of $0.6 million. Reduced profits on these grades in 2013 resulted from lower sales and higher costs.

Consolidated selling, general and administrative (SG&A) expense was $19.2 million in the second quarter of 2013 compared to $19.1 million in the second quarter of 2012. Higher costs in 2013 to support acquired Fine Paper brands was offset by lower corporate and other spending.

Net interest expense of $3.1 million in the second quarter of 2013 compared to $3.5 million in the same quarter of 2012. The decline in interest expense in 2013 resulted from reductions in interest rates following early redemptions of 2014 Senior Notes that were financed with lower cost borrowings.

The effective income tax rate of 34 percent for the second quarter of 2013 compared to a rate of 31 percent in the second quarter of 2012. The increased rate primarily resulted from U.S. taxation on higher levels of repatriated cash in 2013.

Cash provided by operations in the second quarter of 2013 was $27.6 million compared to $3.4 million generated in the second quarter of 2012. Increased cash generation in 2013 resulted primarily from improved working capital efficiencies compared to the prior year when working capital increased with the integration of acquired brands. Capital spending of $5.0 million in the second quarter of 2013 compared with $5.8 million in the prior year period.

Debt as of June 30, 2013 was $192.8 million compared to $186.5 million as of March 31, 2013. Cash and equivalents as of June 30, 2013 was $26.9 million compared to $3.8 million as of March 31, 2013. The $16.8 million reduction in net debt (defined as debt less cash) during the second quarter of 2013 resulted from increased operating cash flows. Changes in debt and cash balances in the quarter also reflected the early redemption of 2014 Senior Notes completed in May 2013.

Year to Date

Year-to-date net sales of $425.5 million in 2013 increased four percent compared to $409.9 million in 2012. The increased revenues resulted from a nine percent gain in Fine Paper sales, primarily reflecting six percent volume growth mostly from acquired brands, as well as a higher value mix of products sold. Technical Products sales were relatively unchanged from the prior year as a higher value mix and favorable currency effects were offset by an approximate one percent decline in volumes and lower selling prices on some grades. Other segment sales also declined seven percent primarily as a result of lower volumes.

Operating income of $44.8 million in 2013 increased from $38.2 million in 2012. Higher income in 2013 resulted from increases in Fine Paper, due both to lower integration costs and increased sales, as well as from reduced unallocated corporate costs, which included lower costs for pension settlements. Net income was $27.5 million in 2013 and $21.6 million in 2012. Increased income in 2013 resulted from higher operating income as well as lower interest expense, which combined offset an increase in the effective tax rate. Net income in 2013 includes $2.6 million in discontinued operations for a refund of excess payments made to the pension plan of Neenah’s former Canadian pulp operations.

Cash provided by operating activities was $30.0 million for the first six months of 2013 compared to use of cash of $10.2 million in 2012. Excluding the net impact in both years from special items, which include costs of acquired inventories, integration costs, one-time pension payments, and excess tax benefits from stock-based compensation (fully offset under Financing Activities), cash provided by operations in 2013 was $20.3 million higher than the prior year to date period. The increase was primarily due to improved working capital efficiencies in 2013. Year-to-date capital spending of $9.7 million compared to $9.3 million in the prior year period.

Reconciliation to GAAP Measures

The company will report adjustments to GAAP figures when they are believed to more clearly communicate results of ongoing operations. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations	Second Quarter		YTD
$ millions	2013	2012	2013	2012

GAAP Operating Income	$22.6	$22.0	$44.8	$38.2
Integration Costs	0.1	1.9	0.2	4.4
Pension settlement charge	0.2	—	0.2	3.5
Early extinguishment of debt	0.5	0.2	0.5	0.2
Adjusted Operating Income	$23.4	$24.1	$45.7	$46.3

GAAP Income	$12.8	$12.7	$24.9	$21.6
Integration Costs	0.1	1.2	0.2	2.7
Pension settlement charge	0.1	—	0.1	2.2
Early extinguishment of debt	0.3	0.1	0.3	0.1
Adjusted Income	$13.3	$14.0	$25.5	$26.6

GAAP Earnings per Diluted Common Share	$0.77	$0.77	$1.51	$1.32
Integration Costs	—	0.08	0.01	0.17
Pension settlement charge	0.01	—	0.01	0.14
Early extinguishment of debt	0.02	—	0.02	—
Adjusted Earnings per Share	$0.80	$0.85	$1.55	$1.63

Diluted Shares	16,272	16,099	16,262	15,918

Conference Call

A webcast will be held to discuss second quarter earnings and other matters of interest at 11:00 a.m. Eastern time on Thursday, August 8, 2013. Stockholders and other interested parties are invited either to listen live to the webcast via the Neenah internet site at www.neenah.com by clicking on the Investors tab and going to the Events page or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for other locations. All participants should use conference ID 21820595.

A replay of the call will be available through the company’s web site until September 12, 2013 and may also be accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 internationally, using conference ID 21820595.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, Southworth® KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance.  These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales	$212.3	$211.7	$425.5	$409.9
Cost of products sold	169.5	167.9	339.2	324.2
Gross Profit	42.8	43.8	86.3	85.7
Selling, general and administrative expenses	19.2	19.1	40.2	38.6
One-time adjustments (1) (2)	0.8	2.1	0.9	8.1
Other expense - net	0.2	0.6	0.4	0.8
Operating Income	22.6	22.0	44.8	38.2
Interest expense-net	3.1	3.5	5.7	7.1
Income From Continuing Operations Before Income Taxes	19.5	18.5	39.1	31.1
Provision for income taxes	6.7	5.8	14.2	9.5
Income From Continuing Operations	12.8	12.7	24.9	21.6
Income from discontinued operations, net of income taxes	—	—	2.6	—
Net Income	$12.8	$12.7	$27.5	$21.6

Earnings Per Common Share:
Basic
Continuing Operations	$0.79	$0.78	$1.53	$1.34
Discontinued Operations	—	—	0.16	—
	$0.79	$0.78	$1.69	$1.34

Diluted
Continuing Operations	$0.77	$0.77	$1.51	$1.32
Discontinued Operations	—	—	0.16	—
	$0.77	$0.77	$1.67	$1.32

Weighted Average Common
Net increase (decrease) in cash and cash equivalents
Basic	15,995	15,809	15,969	15,587

Diluted	16,272	16,099	16,262	15,918

(1) Results for the three months ended June 30, 2013, include integration costs of $0.1 million related to the acquisition of the Southworth brands, a supplemental executive pension plan settlement charge of $0.2 million and costs related to the early extinguishment of debt of $0.5 million. Results for the three months ended June 30, 2012, include integration costs of $1.9 million related to the acquisition of the Wausau brands and costs related to the early extinguishment of debt of $0.2 million.

(2) Results for the six months ended June 30, 2013, include integration costs of $0.2 million related to the acquisition of the Southworth brands, a supplemental executive pension plan settlement charge of $0.2 million and costs related to the early extinguishment of debt of $0.5 million. Results for the six months ended June 30, 2012, include integration costs of $4.4 million related to the acquisition of the Wausau brands, a supplemental executive pension plan settlement charge of $3.5 million and costs related to the early extinguishment of debt of $0.2 million.

NEENAH PAPER, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net Sales:
Technical Products	$105.8	$106.9	$212.8	$212.9
Fine Paper	100.0	96.3	199.4	182.7
Other	6.5	8.5	13.3	14.3
Consolidated	$212.3	$211.7	$425.5	$409.9

Operating Income:
Technical Products	$11.9	$12.3	$21.6	$24.8
Fine Paper	15.5	13.3	31.8	24.1
Other	(0.6)	0.6	(0.3)	1.3
Unallocated corporate costs	(4.2)	(4.2)	(8.3)	(12.0)
Consolidated	$22.6	$22.0	$44.8	$38.2

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$26.9	$7.8
Accounts receivable - net	101.9	79.6
Inventories	104.0	102.9
Deferred income taxes	22.4	27.2
Prepaid and other current assets	14.6	16.6
Total current assets	269.8	234.1
Property, plant and equipment - net	249.5	254.8
Deferred income taxes	24.0	35.3
Goodwill and other intangibles - net	79.3	75.4
Other non-current assets	13.5	11.1
Total assets	$636.1	$610.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.6	$4.7
Accounts payable	40.4	35.1
Accrued expenses	42.6	47.6
Total current liabilities	84.6	87.4
Long-term debt	191.2	177.6
Deferred income taxes	12.1	12.5
Non-current employee benefits	115.3	131.1
Other noncurrent obligations	4.7	4.3
Total liabilities	407.9	412.9
Stockholders’ equity	228.2	197.8
Total liabilities and stockholders’ equity	$636.1	$610.7

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Operating Activities
Net income	$27.5	$21.6
Depreciation and amortization	14.4	14.6
Stock-based compensation	2.7	3.0
Excess tax benefit from stock-based compensation	(0.4)	(4.8)
Deferred income tax provision	12.4	5.8
Inventory acquired in acquisitions	(1.8)	(6.6)
SERP payments, net of settlement charge	(0.2)	(3.4)
Loss on early extinguishment of debt	0.5	0.2
Non-cash effects of changes in liabilities for uncertain income tax positions	(0.3)	—
Increase in working capital	(19.8)	(39.2)
Pension and other postretirement benefits	(4.5)	(1.1)
Other	(0.5)	(0.3)
Net cash provided by (used in) operating activities	30.0	(10.2)
Investing Activities
Capital expenditures	(9.7)	(9.3)
Purchase of brands	(5.2)	(14.1)
Decrease in restricted cash	—	7.0
Purchase of marketable securities	—	(0.1)
Other	0.1	0.1
Cash used in investing activities	(14.8)	(16.4)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	215.5	46.4
Repayment of debt	(208.0)	(29.4)
Proceeds from exercise of stock options	1.1	4.1
Shares purchased	(0.2)	(6.3)
Cash dividends paid	(4.9)	(3.9)
Excess tax benefit from stock-based compensation	0.4	4.8
Cash provided by financing activities	3.9	15.7
Effect of exchange rates on cash and cash equivalents	—	(0.1)
Net increase (decrease) in cash and cash equivalents	$19.1	$(11.0)